UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

TransCoastal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14665	75-2649230
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4975 Voyager Drive, Dallas, Texas		75237
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (972) 818-0720

N/A

4975 Voyager Drive, Dallas, Texas	75237
(zip code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

TransCoastal Corporation (the "Company") has entered into a Forbearance Agreement with Melody Business Finance, LLC (the “New Lender”) pursuant to the New Lender assuming the Loan Agreement dated May 2011 with Green Bank N.A. The principal amount of the note is $15,750,000 with a maturity date of June 1, 2015. The New Lender has agreed to enter into a Forbearance Agreement regarding all “Existing Events of Default” as well as agreed upon “Anticipated Events of Default” pursuant to the default provisions of the existing Loan Agreement. In addition the Forbearance Agreement alters or adds material terms to the Loan Agreement including:

1.	Contract rate of interest is changed to a payment in kind interest rate of fifteen percent (15%).
2.	The rate of interest upon default is twenty one percent (21%).
3.

Commits the Company to engage in best efforts to negotiate and pursue a plan of reorganization of the Company by April 6, 2015 and calls for implementation of the reorganization plan within 90 days from the date of execution of the agreement. In the event that the Company takes any course of action that is inconsistent with the reorganization, or fails to exercise such best efforts, and, in either case, the Reorganization is not consummated the Company shall pay to the New Lender, a non-refundable closing fee in an amount equal to $2,000,000 (“Closing Fee”) payable in immediately available funds and pay all reasonable professional fees and expenses of New Lender and its counsel. As of the date hereof the parties have not agreed to any material terms regarding the restructuring agreement.

4.	Changes the law governing the Loan Agreement from Texas to New York.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1      TransCoastal Corporation-Melody Business Finance Forbearance Agreement dated effective February 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2015

TransCoastal Corporation

By:	/s/ Stuart G. Hagler
Name:	Stuart G. Hagler,
Title:	CEO